                                                                     Exhibit 11










September 23, 1998



Mr. Thomas Kemp
Chief Executive Officer
Penton Media Inc.
1100 Superior Avenue
Cleveland, OH  44144


Dear Mr. Kemp:

         You have requested information from Mecklermedia Corporation (the "Company") in connection with your consideration of a possible transaction with the Company (a "Possible Transaction"). As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that the Company, its agents or its representatives (including attorneys and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of your agents, advisors or prospective lenders (all of the foregoing collectively referred to as "your Representatives") who need to know such information for the purpose of evaluating a Possible Transaction (it being understood that your Representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each expressly agree, to treat such information confidentially in accordance with this Agreement), whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material").

         The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, its representatives or its agents, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not bound by a contractual, legal or fiduciary obligation with the Company, its

Mr. Thomas Kemp
September 23, 1998
Page 2


representatives or its agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation with the Company, its representatives or its agents.

         It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a Possible Transaction, subject to the terms of this Agreement. You agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a Possible Transaction. You shall agree to be responsible for any breach of this Agreement by any of your Representatives.

         Without the prior written consent of the other party to this Agreement, neither you and your Representatives nor the Company and its Representatives will disclose to any person (other than their respective Representatives) (1) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a Possible Transaction, or (3) any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after using best efforts to avoid such disclosure and after advising and consulting with the other party to this Agreement about such party's intention to make, and the proposed contents of, such disclosure) is, based on the advice of counsel reasonably acceptable to the Company, required by applicable United States securities laws or by the New York Stock Exchange, in your case, or the Nasdaq Stock Market, in the case of the Company. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

         In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. You agree to assist the Company in taking any such steps to protect the confidentiality of the Evaluation Material. In the event that such protective order or

Mr. Thomas Kemp
September 23, 1998
Page 3


other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, based on the advice of your counsel reasonably acceptable to the Company, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

         In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         In view of the fact that the Evaluation Material consists of confidential and non-public information, you agree that for a period of three years from the date of this letter agreement, neither you nor any of your affiliates, alone or with others, will in any manner acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the Company's business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's Board of Directors, solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates or participate with or assist (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing. You hereby represent that neither you nor any of your officers, directors or subsidiaries (whether wholly owned or otherwise) beneficially own any shares of the Common Stock of the Company.

         Without the prior written consent of the Company, (1) neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of a Possible Transaction will initiate or cause to be initiated (other than through Allen & Company) any communications with any employee or representative of the Company concerning the Evaluation Material or any Possible Transaction and (2) none of your directors, officers or employees who are aware of the Evaluation Material and/or the possibility of a Possible Transaction will, for the two-year period from the date of this letter Agreement, solicit or cause to be solicited the employment or hire of any employee of the Company with whom you or any of your Representatives have had or subsequently have any contact, whether in person or

Mr. Thomas Kemp
September 23, 1998
Page 4

otherwise, during the course of your consideration of a Possible Transaction.

         You will promptly upon the written request of the Company deliver to the Company all documents or other matter furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents or other matter constituting Evaluation Material and any other written materials (whatever the form or storage medium) in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

         Although you understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its agents or its representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for a transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, none of the Company, its affiliates or you will be under any legal obligation of any kind whatsoever with respect to such a transaction or any Possible Transaction except for the matters specifically agreed to in this Agreement. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

         You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it

Mr. Thomas Kemp
September 23, 1998
Page 5


may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

         You further understand and agree that (i) the Company and Allen & Company shall be free to conduct the process for a Possible Transaction as they in their sole discretion shall determine without notice to you, (ii) any procedures relating to such Possible Transaction may be changed at any time without notice to you or any other person and (iii) you shall not have any claim whatsoever against the Company, Allen & Company and/or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives arising out of any Possible Transaction.

         It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

         You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of New York having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

Mr. Thomas Kemp
September 23, 1998
Page 6


         If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                                         Very truly yours,

                                         MECKLERMEDIA CORPORATION



                                         By /s/ Christopher Cardell
                                            ------------------------------
                                            Christopher Cardell
                                            President and Chief Operating
                                            Officer


Confirmed and agreed to as of the date first above written:

PENTON MEDIA INC.

By /s/ Thomas L. Kemp
   --------------------------------
   Name:
   Title: